DEPOSIT AGREEMENT

among

LEVEL ONE BANCORP, INC.,

CONTINENTAL STOCK TRANSFER & TRUST COMPANY,
as Depositary

and

THE HOLDERS FROM TIME TO TIME OF
THE DEPOSITARY RECEIPTS DESCRIBED HEREIN

Dated as of August 13, 2020

TABLE OF CONTENTS

DEPOSIT AGREEMENT

This DEPOSIT AGREEMENT, dated as of August 13, 2020, is entered into among (i) LEVEL ONE BANCORP, INC., a Michigan corporation, (ii) CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Depositary (as hereinafter defined), and (iii) the Holders (as hereinafter defined) from time to time of the Receipts described herein.
WHEREAS, the Corporation (as hereinafter defined) desires to appoint Continental Stock Transfer & Trust Company as Depositary;
WHEREAS, Continental Stock Transfer & Trust Company desires to accept such appointment and perform the services related to such appointment;
WHEREAS, the Company desires to provide, as hereinafter set forth in this Deposit Agreement, for the deposit of shares of Series B Preferred Stock from time to time with the Depositary for the purposes set forth in this Deposit Agreement and for the issuance hereunder of Depositary Shares representing fractional interests in the Series B Preferred Stock deposited and for the execution and delivery of Receipts evidencing Depositary Shares in respect of the Series B Preferred Stock so deposited; and
WHEREAS, the Receipts are to be substantially in the form of Exhibit A annexed hereto, with appropriate insertions, modifications and omissions, as hereinafter provided in this Deposit Agreement;
NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:

ARTICLE I
DEFINED TERMS
Section 1.1 Definitions.
The following definitions shall for all purposes, unless otherwise indicated, apply to the respective terms used in this Deposit Agreement and the Receipts:
“Certificate of Designation” shall mean the certificate of designation filed or to be filed with the Michigan Department of Licensing and Regulatory Affairs establishing the Series B Preferred Stock as a series of preferred stock of the Corporation, and setting forth the rights, preferences and privileges of the Series B Preferred Stock, and as such certificate may be amended or restated from time to time.
“Continental” shall mean Continental Stock Transfer & Trust Company.
“Corporation” shall mean Level One Bancorp, Inc., a Michigan corporation, and its successors.
“Deposit Agreement” shall mean this Deposit Agreement, as amended, modified or supplemented from time to time in accordance with the terms hereof.
“Depositary” shall mean Continental, and any successor as Depositary hereunder.
“Depositary Shares” shall mean the depositary shares, each representing one one-hundredth of one share of the Series B Preferred Stock, evidenced by a Receipt.

“Depositary Agent” shall mean an agent appointed by the Depositary pursuant to Section 7.5.
“Depositary’s Office” shall mean the principal office of the Depositary in 1 State Street, 30th Floor, New York, NY 10004-1561, or such other Continental office at which, at any particular time, its depositary receipt business shall be administered.
“DTC” shall mean The Depository Trust Company, a New York corporation.
“DTC Participant” shall mean any financial institution (or any nominee of such institution) having one or more participant accounts with DTC for receiving, holding and delivering the securities and cash held in DTC.
“DTC Receipt” shall have the meaning assigned to it in Section 2.1.
“Funds” shall have the meaning set forth in Section 2.10.
“Moody’s” shall have the meaning set forth in Section 2.10.
“Officer’s Certificate” shall mean a certificate in substantially the form set forth as Exhibit B hereto, which is signed by an officer of the Corporation and which shall include the terms and conditions of the Series B Preferred Stock to be issued by the Corporation and deposited with the Depositary from time to time in accordance with the terms hereof.
“Receipt” shall mean one of the depositary receipts issued hereunder, substantially in the form set forth as Exhibit A hereto, whether in definitive or temporary form, and evidencing the number of Depositary Shares with respect to the Series B Preferred Stock held of record by the Record Holder of such Depositary Shares.
“Record Holder” or “Holder” as applied to a Receipt shall mean the person in whose name such Receipt is registered on the books of the Depositary maintained for such purpose.
“Redemption Date” shall have the meaning set forth in Section 2.8.
“Registrar” shall mean Continental, or such other successor bank or trust company which shall be appointed by the Corporation to register ownership and transfers of Receipts, Depositary Shares or the deposited Series B Preferred Stock, as the case may be, as herein provided and if a successor Registrar shall be so appointed, references herein to “the books” of or maintained by the Depositary shall be deemed, as applicable, to refer as well to the register maintained by such Registrar for such purpose.
“S&P” shall have the meaning set forth in Section 2.10.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Series B Preferred Stock” shall mean the shares of the Corporation’s 7.50% Non-Cumulative Perpetual Preferred Stock, Series B, no par value per share, with a liquidation preference of $2,500 per share, designated in the Certificate of Designation and described in the Officer’s Certificate delivered pursuant to Section 2.2 hereof.

“Transfer Agent” shall mean Continental, collectively, or such other successor bank or trust company that shall be appointed by the Corporation to transfer the Receipts or the deposited Series B Preferred Stock, as the case may be, as herein provided.

ARTICLE II
FORM OF RECEIPTS, DEPOSIT OF SERIES B PREFERRED STOCK,
EXECUTION AND DELIVERY, TRANSFER, SURRENDER
AND REDEMPTION OF RECEIPTS

Section 2.1 Form and Transfer of Receipts.
The definitive Receipts shall be substantially in the form set forth in Exhibit A annexed to this Deposit Agreement, with appropriate insertions, modifications and omissions, as hereinafter provided and shall be engraved or otherwise prepared so as to comply with applicable rules of the Nasdaq Global Select Market. Pending the preparation of definitive Receipts, the Depositary, upon the written order of the Corporation delivered in compliance with Section 2.2, shall execute and deliver temporary Receipts, which may be printed, lithographed, typewritten, mimeographed or otherwise evidenced, substantially of the tenor of the definitive Receipts in lieu of which they are issued and with such appropriate insertions, omissions, substitutions and other variations as the persons executing such Receipts may determine, as evidenced by their execution of such Receipts. If temporary Receipts are issued, the Corporation and the Depositary will cause definitive Receipts to be prepared without unreasonable delay. After the preparation of definitive Receipts, the temporary Receipts shall be exchangeable for definitive Receipts upon surrender of the temporary Receipts at the Depositary’s Office, without charge to the Holder. Upon surrender for cancellation of any one or more temporary Receipts, the Depositary shall execute and deliver in exchange therefor definitive Receipts representing the same number of Depositary Shares as represented by the surrendered temporary Receipt or Receipts. Such exchange shall be made at the Corporation’s expense and without any charge therefor. Until so exchanged, the temporary Receipts shall in all respects be entitled to the same benefits under this Deposit Agreement as definitive Receipts. Notwithstanding anything in this Deposit Agreement to the contrary, Receipts may be issued electronically or in book-entry format.
Receipts shall be executed by the Depositary by the manual, facsimile or electronic signature of a duly authorized officer of the Depositary. No Receipt shall be entitled to any benefits under this Deposit Agreement or be valid or obligatory for any purpose unless it shall have been executed manually or by the facsimile or electronic signature of a duly authorized officer of the Depositary. If a Registrar for the Receipts (other than the Depositary) shall have been appointed, Receipts shall be countersigned by the manual, facsimile or electronic signature of a duly authorized officer of the Registrar. The Depositary shall record on its books each Receipt so signed and delivered as hereinafter provided.
Receipts shall be in denominations of any number of whole Depositary Shares. All Receipts shall be dated the date of their issuance.
Receipts may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Deposit Agreement all as may be required by the Depositary and approved by the Corporation or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange upon which the Series B Preferred Stock, the Depositary Shares or the Receipts may be listed or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Receipts are subject.
Title to Depositary Shares evidenced by a Receipt which is properly endorsed or accompanied by a properly executed instrument of transfer shall be transferable by delivery with the same effect as in the case of a negotiable instrument; provided, however, that until transfer of any particular Receipt shall be registered on the books of the Depositary as provided in Section 2.3, the Depositary may, notwithstanding any notice to the contrary, treat the Record Holder thereof at such time as the absolute owner thereof for the purpose of determining the person entitled to distributions of dividends or other distributions or to any notice provided for in this Deposit Agreement and for all other purposes.
Notwithstanding the foregoing, upon request by the Corporation, the Depositary and the Corporation will make application to DTC for acceptance of all or a portion of the Receipts for its book-entry settlement system. In connection with any such request, the Corporation hereby appoints the Depositary acting through any authorized officer thereof as its attorney-in-fact, with full power to delegate, for purposes of executing any agreements, certifications or other instruments or documents necessary or desirable in order to effect the acceptance of such Receipts for DTC eligibility. So long as the Receipts are eligible for book-entry settlement with DTC, unless otherwise required by law, all Depositary Shares to be traded on the Nasdaq Global Select Market with book-entry settlement through DTC shall be represented by a single receipt (the “DTC Receipt”), which shall be deposited with DTC (or its custodian) evidencing all such Depositary Shares and registered in the name of the nominee of DTC (initially expected to be Cede & Co.). The Depositary or such other entity as is agreed to by DTC may hold the DTC Receipt as custodian for DTC. Ownership of beneficial interests in the DTC Receipt shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) DTC or its nominee for such DTC Receipt, or (ii) institutions that have accounts with DTC. If issued, the DTC Receipt shall be exchangeable for definitive Receipts only if (i) DTC notifies the Corporation at any time that it is unwilling or unable to continue to make its book-entry settlement system available for the Receipts and a successor to DTC is not appointed by the Corporation within 90 days of the date the Corporation is so informed in writing, (ii) DTC notifies the Corporation at any time that it has ceased to be a clearing agency registered under applicable law and a successor to DTC is not appointed by the Corporation within 90 days of the date the Corporation is so informed in writing, (iii) the Corporation executes and delivers to DTC a notice to the effect that such DTC Receipt shall be so exchangeable, or (iv) a DTC Participant has made a request to DTC on behalf of a beneficial owner, following any administrative procedures (which the Corporation shall also be obligated to follow upon such request being made) in place at such time with DTC, to exchange an interest in the Depositary Shares for a definitive Receipt evidencing such Depositary Shares being exchanged. If the beneficial owners of interests in Depositary Shares are entitled to exchange such interests for definitive Receipts as the result of an event described in clause (i), (ii), (iii) or (iv) of the preceding sentence, then without unnecessary delay but in any event not later than the earliest date on which such beneficial interests may be so exchanged, the Depositary is hereby directed to and shall provide written instructions to DTC to deliver to the Depositary for cancellation the DTC Receipt, and the Corporation shall instruct the Depositary in writing to execute and deliver to the beneficial owners of the Depositary Shares previously evidenced by the DTC Receipt definitive Receipts in physical form evidencing such Depositary Shares. The DTC Receipt shall be in such form and shall bear such legend or legends as may be appropriate or required by DTC in order for it to accept the Depositary Shares for its book-entry settlement system. Notwithstanding any other provision herein to the contrary, if the Receipts are at any time eligible for book-entry settlement through DTC, delivery of shares of Series B Preferred Stock and other property in connection with the withdrawal or redemption of Depositary Shares will be made through DTC and in accordance with its procedures, unless the Holder of the relevant Receipt requests otherwise and such request is reasonably acceptable to the Depositary and the Corporation.

Section 2.2 Deposit of Series B Preferred Stock; Execution and Delivery of Receipts in Respect Thereof.
Subject to the terms and conditions of this Deposit Agreement, the Corporation may from time to time deposit shares of Series B Preferred Stock under this Deposit Agreement by delivery to the Depositary of such shares of Series B Preferred Stock, including via electronic book-entry, for such Series B Preferred Stock to be deposited (or in such other manner as may be agreed to by the Corporation and the Depositary), properly endorsed or accompanied, if required by the Depositary, by a duly executed instrument of transfer or endorsement, in form satisfactory to the Depositary, together with all such certifications as may be required by the Depositary in accordance with the provisions of this Deposit Agreement and an executed Officer’s Certificate attaching the Certificate of Designation and all other information required to be set forth therein, and together with a written order of the Corporation directing the Depositary to execute and deliver to, or upon the written order of, the person or persons stated in such order a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing such deposited Series B Preferred Stock. Each Officer’s Certificate delivered to the Depositary in accordance with the terms of this Deposit Agreement shall be deemed to be incorporated into this Deposit Agreement and shall be binding on the Corporation, the Depositary and the Holders of Receipts to which such Officer’s Certificate relates.
The shares of Series B Preferred Stock that are deposited shall be held by the Depositary in an account to be established by the Depositary at the Depositary’s Office or at such other place or places as the Depositary shall determine. As Registrar and Transfer Agent for the deposited Series B Preferred Stock, Continental will reflect changes in the number of shares of deposited Series B Preferred Stock held by it by notation, book-entry or other appropriate method. The Depositary shall not lend any shares of Series B Preferred Stock deposited hereunder.
Upon receipt by the Depositary of shares of Series B Preferred Stock deposited in accordance with the provisions of this Section 2.2, together with the other documents required as specified above, and upon recordation of the Series B Preferred Stock on the books of the Corporation (or its duly appointed transfer agent) in the name of the Depositary or its nominee, the Depositary, subject to the terms and conditions of this Deposit Agreement, shall execute and deliver to or upon the order of the person or persons named in the written order delivered to the Depositary referred to in the first paragraph of this Section 2.2, a Receipt or Receipts evidencing in the aggregate the number of Depositary Shares representing the shares of Series B Preferred Stock so deposited and registered in such name or names as may be requested by such person or persons. The Depositary shall execute and deliver such Receipt or Receipts at the Depositary’s Office or such other offices, if any, as the Depositary may designate. Delivery at other offices shall be at the risk and expense of the person requesting such delivery.

Section 2.3 Registration of Transfer of Receipts.
The Corporation hereby appoints Continental as the Registrar, Transfer Agent and disbursing agent for the Receipts, and Continental hereby accepts such appointments, subject to the express terms and conditions of this Deposit Agreement. Subject to the terms and conditions of this Deposit Agreement, the Transfer Agent shall register on its books from time to time transfers of Receipts upon any surrender thereof by the Holder, properly endorsed or accompanied by a properly executed instrument of transfer and including a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association, and any other evidence of authority that may be reasonably required by the Transfer Agent, together with (if applicable) evidence of the payment by the applicable party of any taxes or charges as may be required by law. Thereupon, the Depositary shall execute a new Receipt or Receipts evidencing the same aggregate number of Depositary Shares as those evidenced by the Receipt or Receipts surrendered and deliver such new Receipt or Receipts to or upon the order of the person entitled thereto. With respect to the appointment of Continental as Registrar, Transfer Agent and disbursing agent in respect of the Receipts, Continental shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision. The Depositary shall not be required (a) to issue, transfer or exchange any Receipts for a period beginning at the opening of business 15 days prior to any selection of Depositary Shares and Series B Preferred Stock to be redeemed and ending at the close of business on the day of the mailing of notice of redemption, or (b) to transfer or exchange for another Receipt any Receipt called or being called for redemption in whole or in part except as provided in Section 2.8.

Section 2.4 Split-ups and Combinations of Receipts; Surrender of Receipts and Withdrawal of Series B Preferred Stock.
Upon surrender of a Receipt or Receipts at the Depositary’s Office or at such other offices as it may designate for the purpose of effecting a split-up or combination of such Receipt or Receipts, and subject to the terms and conditions of this Deposit Agreement, the Depositary shall execute a new Receipt or Receipts in the authorized denomination or denominations requested, evidencing the aggregate number of Depositary Shares evidenced by the Receipt or Receipts surrendered, and shall deliver such new Receipt or Receipts to or upon the order of the Holder of the Receipt or Receipts so surrendered.
Any Holder of a Receipt or Receipts may withdraw the number of whole shares of Series B Preferred Stock and all money and other property, if any, represented thereby by surrendering such Receipt or Receipts at the Depositary’s Office or at such other offices as the Depositary may designate for such withdrawals. Thereafter, without unreasonable delay, the Depositary shall deliver to such Holder, or to the person or persons designated by such Holder as hereinafter provided, the number of whole shares of Series B Preferred Stock and all money and other property, if any, represented by the Receipt or Receipts so surrendered for withdrawal, but Holders of such whole shares of Series B Preferred Stock will not thereafter be entitled to deposit such Series B Preferred Stock hereunder or to receive a Receipt evidencing Depositary Shares therefor. If a Receipt delivered by the Holder to the Depositary in connection with such withdrawal shall evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Series B Preferred Stock, Depositary shall at the same time, in addition to such number of whole shares of Series B Preferred Stock and such money and other property, if any, to be so withdrawn, deliver to such Holder, or subject to Section 2.3 upon his order, a new Receipt evidencing such excess number of Depositary Shares.
In no event will fractional shares of Series B Preferred Stock (or any cash payment in lieu thereof) be delivered by the Depositary. Any fraction of a share of Series B Preferred Stock that would be required to satisfy such an obligation shall be disregarded. Delivery of the Series B Preferred Stock and money and other property, if any, being withdrawn may be made by the delivery of such certificates, documents of title and other instruments as the Depositary may deem appropriate.

If shares of the Series B Preferred Stock and the money and other property, if any, being withdrawn are to be delivered to a person or persons other than the Record Holder of the related Receipt or Receipts being surrendered for withdrawal of such shares of Series B Preferred Stock, such Holder shall execute and deliver to the Depositary a written order so directing the Depositary and the Depositary may require that the Receipt or Receipts surrendered by such Holder for withdrawal of such shares of Series B Preferred Stock be properly endorsed in blank or accompanied by a properly executed instrument of transfer in blank.
Delivery of shares of the Series B Preferred Stock and the money and other property, if any, represented by Receipts surrendered for withdrawal shall be made by the Depositary at the Depositary’s Office, except that, at the request, risk and expense of the Holder surrendering such Receipt or Receipts and for the account of the Holder thereof, such delivery may be made at such other place as may be designated by such Holder.

Section 2.5 Limitations on Execution and Delivery, Transfer, Surrender and Exchange of Receipts.
As a condition precedent to the execution and delivery, registration of transfer, split-up, combination, surrender or exchange of any Receipt, the Depositary, any of the Depositary Agents or the Corporation may require (i) payment to it of a sum sufficient for the payment (or, in the event that the Depositary or the Corporation shall have made such payment, the reimbursement to it) of any charges or expenses payable by the Holder of a Receipt pursuant to Section 5.7, (ii) the production of evidence satisfactory to it as to the identity and genuineness of any signature (which evidence will include a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association), and (iii) any other reasonable evidence of authority that may be required by the Depositary, and may also require compliance with such regulations, if any, as the Depositary or the Corporation may establish consistent with the provisions of this Deposit Agreement and/or applicable law and as may be required by any securities exchange on which the Series B Preferred Stock, the Depositary Shares or the Receipts may be listed.
The deposit of shares of the Series B Preferred Stock may be refused, the delivery of Receipts against shares of Series B Preferred Stock may be suspended, the registration of transfer of Receipts may be refused and the registration of transfer, surrender or exchange of outstanding Receipts may be suspended (i) during any period when the register of shareholders of the Corporation is closed or (ii) if any such action is deemed necessary or advisable by the Depositary, any of the Depositary Agents or the Corporation at any time or from time to time because of any requirement of law or of any government or governmental body or commission or under any provision of this Deposit Agreement.

Section 2.6 Lost Receipts, Etc.
In case any Receipt shall be mutilated, destroyed, lost or stolen, the Depositary in its discretion may execute and deliver a Receipt of like form and tenor in exchange and substitution for such mutilated Receipt, or in lieu of and in substitution for such destroyed, lost or stolen Receipt, upon (i) the filing by the Holder thereof with the Depositary of evidence satisfactory to the Depositary of such destruction or loss or theft of such Receipt, of the authenticity thereof and of his her or its ownership thereof and (ii) the Holder thereof furnishing of the Depositary with an affidavit and an open penalty surety bond reasonably satisfactory to the Depositary. Such Holder shall also comply with such other reasonable regulations and pay such other reasonable charges as the Depositary may prescribe and as required by Section 8-405 of the Uniform Commercial Code in effect in the State of New York.

Section 2.7 Cancellation and Destruction of Surrendered Receipts.
All Receipts surrendered to the Depositary or any Depositary Agent shall be cancelled by the Depositary. Except as prohibited by applicable law or regulation, the Depositary is authorized and directed to destroy all Receipts so cancelled.

Section 2.8 Redemption of Series B Preferred Stock.
Whenever the Corporation shall be permitted and shall elect to redeem shares of Series B Preferred Stock in accordance with the terms of the Certificate of Designation (including on account of a regulatory capital treatment event, as described therein), it shall (unless otherwise agreed to in writing with the Depositary) give or cause to be given to the Depositary, not less than 30 days and not more than 60 days prior to the Redemption Date (as defined below), notice of the date of such proposed redemption of Series B Preferred Stock and of the number of such shares held by the Depositary to be so redeemed and the applicable redemption price, and the place or places where the certificates evidencing such shares, if any, are to be surrendered for payment of the redemption price, which notice shall be accompanied by a certificate from the Corporation stating that such redemption of Series B Preferred Stock is in accordance with the provisions of the Certificate of Designation. On the date of such redemption, provided that the Corporation shall then have paid or caused to be paid in full to the Depositary the redemption price of the Series B Preferred Stock to be redeemed, as determined in accordance with the provisions of the Certificate of Designation, the Depositary shall redeem the number of Depositary Shares representing such Series B Preferred Stock. Notice of the Corporation’s redemption of Series B Preferred Stock and the proposed simultaneous redemption of the number of Depositary Shares representing the Series B Preferred Stock to be redeemed shall be (1) mailed by first-class mail, postage prepaid, at the respective last addresses as they appear on the records of the Depositary, or (2) transmitted by such other method approved by the Depositary, in its reasonable discretion, in either case not less than 30 days and not more than 60 days prior to the date fixed for redemption of such Series B Preferred Stock and Depositary Shares (the “Redemption Date”), to the Record Holders of the Receipts evidencing the Depositary Shares to be so redeemed; but neither the failure to mail nor the failure to transmit any such notice of redemption of Depositary Shares to one or more such Record Holders nor any defect in any notice of redemption of Depositary Shares to one or more such Record Holders shall affect the sufficiency of the proceedings for redemption as to the other Record Holders. Each such notice shall be prepared by the Corporation and shall state: (i) the Redemption Date; (ii) the number of Depositary Shares to be redeemed and, if less than all the Depositary Shares held by any such Record Holder are to be redeemed, the number of such Depositary Shares held by such Record Holder to be so redeemed; (iii) the redemption price; (iv) the place or places where Receipts evidencing such Depositary Shares are to be surrendered for payment of the redemption price; and (v) that dividends in respect of the Series B Preferred Stock represented by such Depositary Shares to be redeemed will cease to accrue on such Redemption Date.  If fewer than all the outstanding Depositary Shares are to be redeemed, the Depositary shall select the Depositary Shares to be so redeemed, either pro rata or by lot, or by any other equitable method, in each case as the Corporation may determine and permitted by the rules of DTC and any stock exchange on which the Depositary Shares are listed.

Notice having been mailed or transmitted by the Depositary as aforesaid, from and after the Redemption Date (unless the Corporation shall have failed to provide the funds necessary to redeem the shares of Series B Preferred Stock evidenced by the Depositary Shares called for redemption) (i) dividends on the shares of Series B Preferred Stock so called for redemption shall cease to accrue from and after such date, (ii) the Depositary Shares being redeemed from such proceeds shall be deemed no longer to be outstanding, (iii) all rights of the Holders of Receipts evidencing such Depositary Shares (except the right to receive the redemption price) shall, to the extent of such Depositary Shares, cease and terminate, and (iv) upon surrender in accordance with such redemption notice of the Receipts evidencing any such Depositary Shares called for redemption (properly endorsed or assigned for transfer, if the Depositary or applicable law shall so require), such Depositary Shares shall be redeemed by the Depositary at a redemption price per Depositary Share equal to one one-hundredth of the redemption price per share of Series B Preferred Stock so redeemed plus all money and other property, if any, represented by such Depositary Shares, including all amounts paid by the Corporation in respect of dividends which on the Redemption Date have been declared on the shares of Series B Preferred Stock to be so redeemed and have not theretofore been paid, in all cases without interest on such amounts.
If fewer than all of the Depositary Shares evidenced by a Receipt are called for redemption, the Depositary will deliver to the Holder of such Receipt upon its surrender to the Depositary, together with the redemption payment, a new Receipt evidencing the Depositary Shares evidenced by such prior Receipt and not called for redemption.

Section 2.9 Bank Accounts.
All funds received by Continental under this Deposit Agreement that are to be distributed or applied by Continental in the performance of services (the “Funds”) shall be held by Continental as agent for the Corporation and deposited in one or more bank accounts to be maintained by Continental in its name as agent for the Corporation. Until paid pursuant to this Deposit Agreement, Continental may hold or invest the Funds through such accounts in: (i) obligations of, or guaranteed by, the United States of America, (ii) commercial paper obligations rated A-1 or P-1 or better by Standard & Poor’s Global Ratings (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively, (iii) money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, or (iv) demand deposit accounts, short term certificates of deposit, bank repurchase agreements or bankers’ acceptances, of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Corporation shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Continental in accordance with this paragraph, except for any losses resulting from a default by any bank, financial institution or other third party. Continental may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. Continental shall be obligated to pay such interest, dividends or earnings to the Corporation, any Holder or any other party.

ARTICLE III
CERTAIN OBLIGATIONS OF
HOLDERS OF RECEIPTS AND THE CORPORATION

Section 3.1 Filing Proofs, Certificates and Other Information.

Any Holder of a Receipt may be required from time to time to file such proof of residence, or other matters or other information, to execute such certificates and to make such representations and warranties as the Depositary or the Corporation may reasonably deem necessary or proper. The Depositary or the Corporation may withhold the delivery, or delay the registration of transfer or redemption, of any Receipt or the withdrawal of the Series B Preferred Stock represented by the Depositary Shares and evidenced by a Receipt or the distribution of any dividend or other distribution or the sale of any rights or of the proceeds thereof until such proof or other information is filed or such certificates are executed or such representations and warranties are made.

Section 3.2 Payment of Taxes or Other Governmental Charges.
Holders of Receipts shall be obligated to make payments to the Depositary of certain charges and expenses, as provided in Section 5.7. Registration of transfer of any Receipt or any withdrawal of Depositary Shares or Series B Preferred Stock and all money or other property, if any, represented by the Depositary Shares evidenced by such Receipt may be refused until any such payment due is made, and any dividends or other distributions may be withheld or any part of or all the Series B Preferred Stock or other property represented by the Depositary Shares evidenced by such Receipt and not theretofore sold may be sold for the account of the Holder thereof (after attempting by reasonable means to notify such Holder prior to such sale), and such dividends or other distributions or the proceeds of any such sale may be applied to any payment of such charges or expenses, the Holder of such Receipt remaining liable for any deficiency.

Section 3.3 Warranty as to Series B Preferred Stock.
The Corporation hereby represents and warrants that the Series B Preferred Stock, when issued, will be duly authorized, validly issued, fully paid and nonassessable. Such representation and warranty shall survive the deposit of shares of the Series B Preferred Stock and the issuance of the related Receipts.

Section 3.4 Warranty as to Receipts.
The Corporation hereby represents and warrants that the Receipts, when issued, will represent legal and valid interests in shares of the Series B Preferred Stock. Such representation and warranty shall survive the deposit of shares of the Series B Preferred Stock and the issuance of the Receipts.

ARTICLE IV
THE DEPOSITED SECURITIES; NOTICES

Section 4.1 Dividends and Other Cash Distributions.
Whenever the Depositary shall receive any cash dividend or other cash distribution on the Series B Preferred Stock, the Depositary shall, subject to Section 3.1 and Section 3.2, distribute to Record Holders of Receipts on the record date fixed pursuant to Section 4.4 such amounts of such dividend or distribution as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by the Receipts held by such Record Holders; provided, however, that in case the Corporation or the Depositary shall be required to withhold and shall withhold from any cash dividend or other cash distribution in respect of the Series B Preferred Stock an amount on account of taxes or other governmental charges, the amount made available for distribution or distributed in respect of Depositary Shares shall be reduced accordingly. In the event that the calculation of any such cash dividend or other cash distribution to be paid to any Record Holder on the aggregate number of Depositary Shares held by such Record Holder results in an amount that is a fraction of a cent and that fraction of a cent is equal to or greater than $0.005, the amount the Depositary shall distribute to such Record Holder shall be rounded up to the next highest whole cent; otherwise, such fractional amount shall be disregarded by the Depositary; provided, however, upon the Depositary’s request, the Corporation shall pay the otherwise disregarded amount to the Depositary for distribution. Each Record Holder of a Receipt shall provide the Depositary with its certified tax identification number on a properly completed Form W-8 or W-9, as may be applicable. Each Record Holder of a Receipt acknowledges that, in the event of non-compliance with the preceding sentence, the Internal Revenue Code of 1986, as amended, may require withholding by the Depositary of a portion of any of the distributions to be made to such Record Holder hereunder.

Section 4.2 Distributions Other than Cash, Rights, Preferences or Privileges.
Whenever the Depositary shall receive any distribution on the Series B Preferred Stock other than in cash, the Depositary shall, at the direction of the Corporation, subject to Section 3.1 and Section 3.2, distribute to Record Holders of Receipts on the applicable record date fixed pursuant to Section 4.4 such amounts of the securities or property received by it as are, as nearly as practicable, in proportion to the respective numbers of Depositary Shares evidenced by such Receipts held by such Record Holders, in any manner that the Depositary may deem equitable and practicable for accomplishing such distribution. If in the opinion of the Depositary, after consultation with the Corporation, such distribution cannot be made proportionately among such Record Holders in accordance with the direction of the Corporation, or if for any other reason (including any requirement that the Corporation or the Depositary withhold an amount on account of taxes) the Depositary deems, after consultation with the Corporation, such distribution not to be feasible, the Depositary may, with the approval of the Corporation, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including the sale (public or private) of the securities or property thus received, or any part thereof, in a commercially reasonable manner. The net proceeds of any such sale shall, subject to Section 3.1 and Section 3.2, be distributed or made available for distribution, as the case may be, by the Depositary to Record Holders of Receipts as provided by Section 4.1 in the case of a distribution received in cash. The Corporation shall not make any distribution of such securities or property to the Depositary and the Depositary shall not make any distribution of such securities or property to the Record Holders of Receipts unless the Corporation shall have provided an opinion of counsel stating that such securities or property have been registered under the Securities Act or do not need to be registered in connection with such distributions.

Section 4.3 Subscription Rights, Preferences or Privileges.
If the Corporation shall at any time offer or cause to be offered to the persons in whose names the Series B Preferred Stock is recorded on the books of the Corporation any rights, preferences or privileges to subscribe for or to purchase any securities or any rights, preferences or privileges of any other nature, such rights, preferences or privileges shall in each such instance be made available by the Depositary to the Record Holders of Receipts in such manner as the Corporation shall direct and the Depositary may agree in writing, either by the issue to such Record Holders of warrants representing such rights, preferences or privileges or by such other method as may be approved by the Corporation in its discretion with the acknowledgement of the Depositary; provided, however, that (i) if at the time of issue or offer of any such rights, preferences or privileges the Corporation determines that it is not lawful or (after consultation with the Depositary) not feasible to make such rights, preferences or privileges available to Record Holders of Receipts by the issue of warrants or otherwise, or (ii) if and to the extent so instructed by Record Holders of Receipts who do not desire to exercise such rights, preferences or privileges, then the Corporation, in its discretion (with acknowledgement of the Depositary, in any case where the Corporation has determined that it is not feasible to make such rights, preferences or privileges available), may, if applicable laws or the terms of such rights, preferences or privileges permit such transfer, sell such rights, preferences or privileges through a public or private sale, at such place or places and upon such terms as it may deem proper. The net proceeds of any such sale shall, subject to Section 3.1 and Section 3.2, be distributed by the Depositary to the Record Holders of Receipts entitled thereto as provided by Section 4.1 in the case of a distribution received in cash.
The Corporation shall notify the Depositary whether registration under the Securities Act of the securities to which any rights, preferences or privileges relate is required in order for Holders of Receipts to be offered or sold the securities to which such rights, preferences or privileges relate, and the Corporation agrees with the Depositary that it will file promptly a registration statement pursuant to the Securities Act with respect to such rights, preferences or privileges and securities and use its reasonable best efforts and take all steps available to it to cause such registration statement to become effective sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges. In no event shall the Depositary make available to the Holders of Receipts any right, preference or privilege to subscribe for or to purchase any securities unless and until such registration statement shall have become effective, or the Corporation shall have provided to the Depositary an opinion of counsel to the effect that the offering and sale of such securities to the Holders are exempt from the registration requirements of the Securities Act.
The Corporation shall notify the Depositary whether any other action under the laws of any jurisdiction or any governmental or administrative authorization, consent or permit is required in order for such rights, preferences or privileges to be made available to Holders of Receipts, and the Corporation agrees with the Depositary that the Corporation will use its reasonable best efforts to take such action or obtain such authorization, consent or permit sufficiently in advance of the expiration of such rights, preferences or privileges to enable such Holders to exercise such rights, preferences or privileges.

Section 4.4 Notice of Dividends, Etc.; Fixing Record Date for Holders of Receipts.
Whenever any cash dividend or other cash distribution shall become payable or any distribution other than cash shall be made, or if rights, preferences or privileges shall at any time be offered, with respect to the Series B Preferred Stock, or whenever the Depositary shall receive notice of any meeting at which holders of the Series B Preferred Stock are entitled to vote or of which holders of the Series B Preferred Stock are entitled to notice, or whenever the Depositary and the Corporation shall decide it is appropriate, the Depositary shall in each such instance fix a record date (which shall be the same date as the record date fixed by the Corporation with respect to or otherwise in accordance with the terms of the Series B Preferred Stock) for the determination of the Holders of Receipts who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof, or to give instructions for the exercise of voting rights at any such meeting, or who shall be entitled to notice of such meeting or for any other appropriate reasons.

Section 4.5 Voting Rights.
Subject to the provisions of the Certificate of Designation, upon receipt of notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the Depositary shall, as soon as practicable thereafter, mail or transmit by such other method approved by the Depositary, in its reasonable discretion, to the Record Holders of Receipts a notice prepared by the Corporation which shall contain (i) such information as is contained in such notice of meeting and (ii) a statement that the Holders may, subject to any applicable restrictions, instruct the Depositary as to the exercise of the voting rights pertaining to the amount of Series B Preferred Stock represented by their respective Depositary Shares (including an express indication that instructions may be given to the Depositary to give a discretionary proxy to a person designated by the Corporation) and a brief statement as to the manner in which such instructions may be given. Upon the written request of the Holders of Receipts on the relevant record date, the Depositary shall insofar as practicable vote or cause to be voted, in accordance with the instructions set forth in such requests, the maximum number of whole shares of Series B Preferred Stock represented by the Depositary Shares evidenced by all Receipts as to which any particular voting instructions are received. The Corporation hereby agrees to take all reasonable action which may be deemed necessary by the Depositary to enable the Depositary to vote such Series B Preferred Stock or cause such Series B Preferred Stock to be voted as instructed. In the absence of specific instructions from Holders of Receipts, the Depositary will not vote the Series B Preferred Stock represented by the Depositary Shares evidenced by the Receipts of such Holders.

Section 4.6 Changes Affecting Deposited Securities and Reclassifications, Recapitalizations, Etc.
Upon any change in par or stated value, split-up, combination or any other reclassification of the Series B Preferred Stock, subject to the provisions of the Certificate of Designation, or upon any recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party, the Depositary shall, upon the written instructions of the Corporation setting forth any adjustment, (i) make such adjustments as are certified by the Corporation in the fraction of an interest represented by one Depositary Share in one share of Series B Preferred Stock and in the ratio of the redemption price per Depositary Share to the redemption price per share of Series B Preferred Stock, in each case as may be necessary fully to reflect the effects of such change in par or stated value, split-up, combination or other reclassification of the Series B Preferred Stock, or of such recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party and (ii) treat any securities which shall be received by the Depositary in exchange for or upon conversion of or in respect of the Series B Preferred Stock as new deposited securities so received in exchange for or upon conversion or in respect of such Series B Preferred Stock. In any such case, the Depositary shall, upon the receipt of written instructions of the Corporation, execute and deliver additional Receipts or may call for the surrender of all outstanding Receipts to be exchanged for new Receipts specifically describing such new deposited securities. Anything to the contrary herein notwithstanding, Holders of Receipts shall have the right from and after the effective date of any such change in par or stated value, split-up, combination or other reclassification of the Series B Preferred Stock or any such recapitalization, reorganization, merger or consolidation affecting the Corporation or to which it is a party to surrender such Receipts to the Depositary with instructions to convert, exchange or surrender the Series B Preferred Stock represented thereby only into or for, as the case may be, the kind and amount of shares and other securities and property and cash into which the Series B Preferred Stock represented by such Receipts might have been converted or for which such Series B Preferred Stock might have been exchanged or surrendered immediately prior to the effective date of such transaction.

Section 4.7 Delivery of Reports.
The Depositary shall furnish to Holders of Receipts any reports, notices and communications received from the Corporation that are delivered to the Depositary and that the Corporation is required to furnish to the holders of the Series B Preferred Stock.

Section 4.8 Lists of Receipt Holders.
Promptly upon request from time to time by the Corporation, the Depositary shall furnish to it a list, as of the most recent practicable date, of the names, addresses and holdings of Depositary Shares of all Record Holders of Receipts.

ARTICLE V
THE DEPOSITARY, DEPOSITARY AGENTS,
THE REGISTRAR AND THE CORPORATION

Section 5.1 Appointment, Maintenance of Offices, Agencies and Transfer Books by the Depositary; Registrar.
The Corporation hereby appoints Continental as Depositary for the Series B Preferred Stock, and Continental hereby accepts such appointment as Depositary for the Series B Preferred Stock, on the terms and conditions set forth in this Deposit Agreement. Upon execution of this Deposit Agreement, the Depositary shall maintain at the Depositary’s Office, facilities for the execution and delivery, registration and registration of transfer, surrender and exchange of Receipts, and at the offices of any Depositary Agents, if any, facilities for the delivery, registration of transfer, surrender and exchange of Receipts, all in accordance with the provisions of this Deposit Agreement.
The Depositary shall keep books at the Depositary’s Office for the registration and registration of transfer of Receipts, which books at all reasonable times during regular business hours shall be made available for inspection by the Record Holders of Receipts; provided that any such Record Holder requesting to exercise such right shall certify to the Depositary that such inspection shall be for a proper purpose reasonably related to such Record Holder’s interest as an owner of Depositary Shares evidenced by the Receipts.
The Depositary or Registrar may close such books, at any time or from time to time, when deemed expedient by it in connection with the performance of its duties hereunder, or because of any requirement of law or any government, governmental body or commission, stock exchange or any applicable self-regulatory body.
If the Receipts or the Depositary Shares evidenced thereby or the Series B Preferred Stock represented by such Depositary Shares shall be listed on one or more national securities exchanges, the Corporation will appoint a Registrar for registration of the Receipts or Depositary Shares in accordance with any requirements of such exchange. Such Registrar (which may be the Depositary if so permitted by the requirements of any such exchange) may be removed and a substitute registrar appointed by the Corporation. If the Receipts, Depositary Shares or Series B Preferred Stock are listed on one or more other securities exchanges, the Depositary will, at the request of the Corporation, arrange such facilities for the delivery, registration, registration of transfer, surrender and exchange of the Receipts, Depositary Shares or Series B Preferred Stock as may be required by law or applicable securities exchange regulation.

Section 5.2 Prevention of or Delay in Performance by the Depositary, Depositary Agents, the Registrar or the Corporation.
None of (i) the Depositary (ii) any Depositary Agent; (iii) any Registrar; (iv) any Transfer Agent; or (v) the Corporation shall incur any liability to any Holder of Receipts if by reason of any provision of any present or future law, or regulation thereunder, of the United States of America or of any other governmental authority or, in the case of the Depositary, any Depositary Agent or the Registrar or any Transfer Agent, by reason of any provision, present or future, of the Corporation’s articles of incorporation, as amended (including the Certificate of Designation) or by reason of any act of God, war, or other circumstance beyond the control of the relevant party, the Depositary, any Depositary Agent, any Registrar, any Transfer Agent or the Corporation shall be prevented or forbidden from, or subjected to any penalty on account of, doing or performing any act or thing which the terms of this Deposit Agreement provide shall be done or performed; nor shall the Depositary, any Depositary Agent, any Registrar, any Transfer Agent or the Corporation incur liability to any Holder of a Receipt (i) by reason of any nonperformance or delay, caused as aforesaid, in the performance of any act or thing which the terms of this Deposit Agreement shall provide shall or may be done or performed, or (ii) by reason of any exercise of, or failure to exercise, any discretion provided for in this Deposit Agreement except as otherwise explicitly set forth in this Deposit Agreement.

Section 5.3 Obligations of the Depositary, Depositary Agents, the Registrar and the Corporation.
None of (i) the Depositary;(ii) any Depositary Agent; (iii)any Transfer Agent; (iv) any Registrar; or (v) the Corporation assumes any obligation or shall be subject to any liability under this Deposit Agreement to Holders of Receipts or any other person other than for its gross negligence, willful misconduct, bad faith or fraud. Notwithstanding anything in this Deposit Agreement to the contrary, none of (a) the Depositary; (b) any Depositary Agent; (c) any Registrar; (d) any Transfer Agent; (e)or the Corporation shall be liable in any event for special, punitive, incidental, indirect or consequential losses or damages of any kind whatsoever (including but not limited to lost profits) even if that party has been advised of or has foreseen the possibility of such damages and regardless of the form of action.
None of (i) the Depositary; (ii) any Depositary Agent; (iii) any Registrar; (iv) any Transfer Agent; (v)or the Corporation shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of the Series B Preferred Stock, the Depositary Shares or the Receipts which in its opinion may involve it in expense or liability unless indemnity satisfactory to it against all expense and liability be furnished as often as may be reasonably required.
None of (i) the Depositary; (ii) any Depositary Agent; (iii) any Registrar; (iv) any Transfer Agent; or the Corporation shall be liable for any action or any failure to act by it in reliance upon the written advice of legal counsel or accountants, or information from any person presenting Series B Preferred Stock for deposit, any Holder of a Receipt or any other person believed by it in good faith to be competent to give such information. The Depositary, any Depositary Agent, any Registrar or Transfer

Agent and the Corporation may each rely and shall each be protected in acting upon or omitting to act upon any written notice, request, direction or other document believed by it to be genuine and to have been signed or presented by the proper party or parties.
The Depositary shall not be responsible for any failure to carry out any instruction to vote any of the shares of Series B Preferred Stock or for the manner or effect of any such vote made, as long as any such action or non-action is not taken in bad faith or due to the willful misconduct or gross negligence of the Depositary. The Depositary undertakes, and any Registrar and Transfer Agent shall be required to undertake, to perform such duties and only such duties as are specifically set forth in this Deposit Agreement (or as may subsequently be agreed to in writing by the parties), and no implied covenants or obligations shall be read into this Deposit Agreement against the Depositary or any Registrar or any Transfer Agent.
The Depositary, any Depositary Agents, and any Registrar or Transfer Agent may own and deal in any class of securities of the Corporation and its affiliates and in Receipts. The Depositary may also act as transfer agent or registrar of any of the other securities of the Corporation and its affiliates.
The Depositary shall not be under any liability for interest on any monies at any time received by it pursuant to any of the provisions of this Deposit Agreement or of the Receipts, the Depositary Shares or the Series B Preferred Stock nor shall it be obligated to segregate such monies from other monies held by it, except as required by law. The Depositary shall not be responsible for advancing funds on behalf of the Corporation and shall have no duty or obligation to make any payments if it has not timely received sufficient funds to make timely payments.
In the event the Depositary, any Depositary Agent, any Registrar or any Transfer Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by it hereunder, or in the administration of any of the provisions of this Deposit Agreement, the Depositary, such Depositary Agent, such Registrar or such Transfer Agent shall deem it necessary or desirable that a matter be proved or established prior to taking, omitting or suffering to take any action hereunder, the Depositary, such Depositary Agent, such Registrar or such Transfer Agent, as applicable. may, in its sole discretion upon written notice to the Corporation, refrain from taking any action and shall be fully protected and shall not be liable in any way to the Corporation, any Holders of Receipts or any other person or entity for refraining from taking such action, unless the Depositary, such Depositary Agent, such Registrar or such Transfer Agent, as applicable, receives written instructions or a certificate signed by the Corporation which eliminates such ambiguity or uncertainty to the satisfaction of the Depositary, such Depositary Agent, such Registrar or such Transfer Agent, as applicable, or which proves or establishes the applicable matter to its satisfaction.
In the event the Depositary, any Depositary Agent, any Registrar or any Transfer Agent shall receive conflicting claims, requests or instructions from any Holders of Receipts, on the one hand, and the Corporation, on the other hand, the Depositary, such Depositary Agent, such Registrar or such Transfer Agent, as applicable, shall be entitled to act on such claims, requests or instructions received from the Corporation, and shall be entitled to the indemnification set forth in Section 5.6 hereof in connection with any action so taken.
From time to time, the Corporation may provide the Depositary, any Depositary Agent, any Registrar or any Transfer Agent with instructions concerning the services performed by the Depositary under this Deposit Agreement. In addition, at any time, the Depositary, any Depositary Agent, any Registrar or any Transfer Agent may apply to any officer of the Corporation for instruction, and may consult with legal counsel for the Depositary or the Corporation with respect to any matter arising in connection with the services to be performed by the Depositary, such Depositary Agent, such Registrar or such Transfer Agent, as applicable, under this Deposit Agreement. The Depositary, such Depositary Agent, such Registrar, such Transfer Agent and their respective agents and subcontractors, as applicable, shall not be liable and shall be indemnified by the Corporation for any action taken, suffered or omitted to be taken by them in reliance upon any instructions from the Corporation or upon the advice or opinion of such counsel. None of (i) the Depositary; (ii) any Depositary Agent; (iii) any Registrar; or (iv) any Transfer Agent shall be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Corporation.
The Depositary, any Depositary Agent, any Transfer Agent, and any Registrar hereunder:
i)shall have no obligation to make any payment hereunder unless the Corporation shall have provided the necessary federal or other immediately available funds or securities or property, as the case may be, to pay in full the amounts due and payable with respect thereto;
ii)may rely on and shall be authorized and protected in acting or omitting to act upon any certificate, instrument, opinion, notice, letter, facsimile transmission or other document or security delivered to it and believed by it to be genuine and to have been signed by the proper party or parties, and shall have no responsibility for determining the accuracy thereof;
iii)may rely on and shall be authorized and protected in acting or omitting to act upon the written, telephonic, electronic and oral instructions given in accordance with this Deposit Agreement, with respect to any matter relating to its actions as Depositary, Transfer Agent or Registrar covered by this Deposit Agreement (or supplementing or qualifying any such actions), of officers of the Corporation;
iv)shall not be called upon at any time to advise any person with respect to the Preferred Stock, Depositary Shares or Receipts;
v)except as provided for herein, shall not be liable or responsible for any recital or statement contained in any documents relating hereto or to the Preferred Stock, the Depositary Shares or Receipts; and
vi)shall not be liable in any respect on account of the identity, authority or rights of the parties (other than the Depositary, any Depositary Agent, any Transfer Agent or Any Registrar, as applicable) executing or delivering or purporting to execute or deliver this Deposit Agreement or any documents or papers deposited or called for under this Deposit Agreement.
The obligations of the Corporation and the rights of the Depositary, any Depositary Agent, any Transfer Agent or any Registrar set forth in this Section 5.3 shall survive the replacement, removal or resignation of any Depositary, Registrar, Transfer Agent or Depositary Agent or termination of this Deposit Agreement.
It is intended that neither the Depositary nor any Depositary Agent shall be deemed to be an “issuer” of the securities under the federal securities laws or applicable state securities laws, it being expressly understood and agreed that the Depositary and any Depositary Agent are acting only in a ministerial capacity as Depositary for the deposited Series B Preferred Stock; provided, however, that the Depositary agrees to comply with all information reporting and withholding requirements applicable to it under law or this Deposit Agreement in its capacity as Depositary.

The Depositary, any Depositary Agent, any Transfer Agent or any Registrar will not be under any duty or responsibility to ensure compliance with any applicable federal or state securities laws in connection with the issuance, transfer or exchange of the Series B Preferred Stock, Depositary Shares or Receipts.

Section 5.4 Resignation and Removal of the Depositary; Appointment of Successor Depositary.
The Depositary may at any time resign as Depositary hereunder by delivering notice of its election to do so to the Corporation, such resignation to take effect upon the appointment of a successor Depositary and its acceptance of such appointment as hereinafter provided.
The Depositary may at any time be removed by the Corporation by notice of such removal delivered to the Depositary, such removal to take effect upon the appointment of a successor Depositary hereunder and its acceptance of such appointment as hereinafter provided.
In case at any time the Depositary acting hereunder shall resign or be removed, the Corporation shall, within 60 days after the delivery of the notice of resignation or removal, as the case may be, appoint a successor Depositary, which shall be (i) a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, including that of its affiliates, of at least $50,000,000 or (ii) an affiliate of a person specified in clause (i). If no successor Depositary shall have been so appointed and have accepted appointment within 60 days after delivery of such notice, the resigning or removed Depositary may petition any court of competent jurisdiction for the appointment of a successor Depositary. Every successor Depositary shall execute and deliver to its predecessor Depositary and to the Corporation an instrument in writing accepting its appointment hereunder, and thereupon such successor Depositary, without any further act or deed, shall become fully vested with all the rights, powers, duties and obligations of its predecessor Depositary and for all purposes shall be the Depositary under this Deposit Agreement, and such predecessor Depositary, upon payment of all sums due it and on the written request of the Corporation, shall promptly execute and deliver an instrument transferring to such successor Depositary all rights and powers of such predecessor Depositary hereunder, shall duly assign, transfer and deliver all right, title and interest in the Series B Preferred Stock and any moneys or property held hereunder to such successor Depositary, and shall deliver to such successor a list of the Record Holders of all outstanding Receipts and such records, books and other information in its possession relating thereto. Any successor Depositary shall promptly mail or transmit by such other method approved by such successor Depositary, in its reasonable discretion, notice of its appointment to the Record Holders of Receipts.
Any entity into or with which the Depositary may be merged, consolidated or converted shall be the successor of the Depositary without the execution or filing of any document or any further act, and notice thereof shall not be required hereunder. Such successor Depositary may authenticate the Receipts in the name of the predecessor Depositary or its own name as successor Depositary.
The provisions of this Section 5.4 as they apply to the Depositary apply to any Registrar and any Transfer Agent as if specifically enumerated herein.

Section 5.5 Corporate Notices and Reports.
The Corporation agrees that it will deliver to the Depositary, and the Depositary will, promptly after receipt thereof, transmit to the Record Holders of Receipts, in each case at the addresses recorded in the Depositary’s books, copies of all notices and reports (including without limitation financial statements) required by law, by the rules of any national securities exchange upon which the Series B Preferred Stock, the Depositary Shares or the Receipts are listed or by the Corporation’s articles of incorporation, as amended (including the Certificate of Designation), to be furnished to the Record Holders of Receipts. Such transmission will be at the Corporation’s expense and the Corporation will provide the Depositary with such number of copies of such documents as the Depositary may reasonably request. In addition, the Depositary will transmit to the Record Holders of Receipts at the Corporation’s expense such other documents as may be requested by the Corporation. Unless otherwise required by law, the requirements set forth in this Section 5.5 with respect to notice to the Record Holders of Receipts (but not to the Depositary) may be satisfied by publicly filing or furnishing such information with or to the U.S. Securities and Exchange Commission.
From time to time and after the date hereof, the Corporation agrees that it will perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Depositary for the carrying out or performing by the Depositary of its obligations under the provisions of this Deposit Agreement.

Section 5.6 Indemnification by the Corporation.
Notwithstanding Section 5.3 to the contrary, the Corporation shall indemnify the Depositary, any Depositary Agent and any Registrar (including each of their officers, directors, agents and employees) against, and hold each of them harmless from, any loss, damage, cost, penalty, liability or expense (including the reasonable, documented out-of-pocket costs and expenses of defending itself) which may arise out of actions taken, suffered or omitted to be taken in connection with this Deposit Agreement and the Receipts by the Depositary, any Registrar, any Transfer Agent or any of their respective agents (including any Depositary Agent) and any transactions or documents contemplated hereby, including the Depositary’s reliance on any instructions of the Corporation delivered to the Depositary hereunder, except for any liability arising out of gross negligence, willful misconduct or bad faith on the respective parts of the Depositary or any Registrar or any of their respective agents (including any Depositary Agent). The obligations of the Corporation and the rights of the Depositary set forth in this Section 5.6 shall survive the termination of this Deposit Agreement and any resignation or replacement, removal, succession of any Depositary, Registrar, Transfer Agent or Depositary Agent.

Section 5.7 Fees, Charges and Expenses.
The Corporation agrees promptly to pay the Depositary the compensation to be agreed upon with the Corporation for all services rendered by the Depositary hereunder and to reimburse the Depositary for its reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Depositary without gross negligence, willful misconduct or bad faith on the part of the Depositary (or on the part of any agent or Depositary Agent) in connection with the services rendered by it (or such agent or Depositary Agent) hereunder. The Corporation shall pay all charges of the Depositary in connection with the initial deposit of the Series B Preferred Stock and the initial issuance of the Depositary Shares, all withdrawals of shares of Series B Preferred Stock by owners of Depositary Shares, and any redemption or exchange of the Series B Preferred Stock at the option of the Corporation. The Corporation shall pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. All other transfer and other taxes and governmental charges shall be at the expense of

Holders of Depositary Shares evidenced by Receipts. If, at the request of a Holder of Receipts, the Depositary incurs charges or expenses for which the Corporation is not otherwise liable hereunder, such Holder will be liable for such charges and expenses; provided, however, that the Depositary may, at its sole option, require a Holder of a Receipt to prepay to the Depositary any charge or expense the Depositary has been asked to incur at the request of such Holder of Receipts. The Depositary shall present its statement for charges and expenses to the Corporation at such intervals as the Corporation and the Depositary may agree.

Section 5.8 Tax Compliance.
The Depositary, on its own behalf and on behalf of the Corporation, will comply with all applicable certification, information reporting, and withholding (including “backup withholding”) requirements imposed by applicable tax laws, regulations, or administrative practice with respect to (i) any payments made with respect to the Depositary Shares or (ii) the issuance, delivery, holding, transfer, redemption, or exercise of rights under the Receipts or the Depositary Shares. Such compliance shall include, without limitation, the preparation and timely filing of required returns and the timely payment of all amounts required to be withheld to the appropriate taxing authority or its designated agent. The Depositary shall comply with any direction received from the Corporation with respect to the application of such requirements to particular payments or holders or in other particular circumstances and may, for purposes of this Deposit Agreement, rely on any such direction in accordance with the provisions of Section 5.3 hereof. The Depositary shall maintain all appropriate records documenting compliance with such requirements, and shall make such records available on request to the Corporation or to its authorized representatives.

Section 5.9 Corporate Existence and Authority of the Depositary.
The Depositary hereby represents and warrants that it: (i) has been duly incorporated and is validly existing in good standing under the laws of the jurisdiction of its formation; (ii) has full corporate power and authority and possesses all governmental or other franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted; (iii) has been duly qualified as a foreign entity for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties or conducts any business so as to require such qualification, or is subject to no material liability or disability by reason of the failure to be so qualified in any such jurisdiction; and (iv) is a bank or trust company having its principal office in the United States of America and having a combined capital and surplus, including that of its affiliates, of at least $150,000,000. The Depositary hereby agrees to promptly inform the Corporation in the event that any of the statements in the foregoing sentence cease to be true and complete in all material respects.
This Deposit Agreement has been duly authorized, executed and delivered by the Depositary and constitutes a legal, valid and binding obligation of the Depositary, enforceable against the Depositary in accordance with its terms and this Deposit Agreement will be maintained continuously as part of the Depositary’s official records, in accordance with law and its records management policy. The Depositary hereby agrees to perform its obligations under this Deposit Agreement with the diligent care of a professional provider of such services, in a timely manner and in conformance with all applicable laws, rules and regulations.

ARTICLE VI
AMENDMENT AND TERMINATION

Section 6.1 Amendment.
The form of the Receipts and any provisions of this Deposit Agreement may at any time and from time to time be amended by agreement between the Corporation and the Depositary in any respect which they may deem necessary or desirable; provided, however, that no such amendment which shall materially and adversely alter the rights of the Holders of Receipts shall be effective against the Holders of Receipts unless such amendment shall have been approved by the Holders of Receipts representing in the aggregate at least a two-thirds majority of the Depositary Shares then outstanding. Every Holder of an outstanding Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Receipt, to consent and agree to such amendment and to be bound by this Deposit Agreement as amended thereby. In no event shall any amendment impair the right, subject to the provisions of Section 2.5 and Section 2.6 and Article III, of any Holder of Depositary Shares to surrender any Receipt evidencing such Depositary Shares to the Depositary with instructions to deliver to such Holder the Series B Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law or the rules and regulations of any governmental body, agency or commission, or applicable securities exchange. As a condition precedent to the Depositary’s execution of any amendment, the Corporation shall deliver to the Depositary a certificate from a duly authorized officer of the Corporation that states that the proposed amendment is in compliance with the terms of this Section 6.1.

Section 6.2 Termination.
This Deposit Agreement may be terminated by the Corporation or the Depositary only (i) if all outstanding Depositary Shares issued hereunder have been redeemed pursuant to Section 2.8, (ii) if there shall have been made a final distribution in respect of the Series B Preferred Stock in connection with any liquidation, dissolution or winding up of the Corporation and such distribution shall have been distributed to the Holders of Receipts representing Depositary Shares pursuant to Section 4.1 or Section 4.2, as applicable, (iii) upon the consent of Holders of Receipts representing in the aggregate not less than twothirds of the Depositary Shares outstanding or (iv) by any party upon a material breach of a representation, covenant or term of this Deposit Agreement by the other party which is not cured within a period not to exceed thirty (30) days after the date of written notice thereof by the non-breaching party.
Upon the termination of this Deposit Agreement, the Corporation shall be discharged from all obligations under this Deposit Agreement except for its obligations to the Depositary, any Depositary Agent and any Registrar under Section 5.6 and Section 5.7 (including as to any services of the Depositary, any Depositary Agent, and any Registrar that are necessary following and in connection with the termination of this Deposit Agreement); provided further that Section 5.2, Section 5.3, Section 5.6, Section 7.4, Section 7.7 and Section 7.10 and the respective rights and obligations of the Company and the Depositary, Registrar, Transfer Agent or Depositary Agent set forth therein shall survive the termination of this Deposit Agreement and any resignation or succession of any Depositary, Registrar, Transfer Agent or Depositary Agent.

ARTICLE VII
MISCELLANEOUS

Section 7.1 Counterparts; Electronic Signatures.
This Deposit Agreement may be executed in any number of counterparts, and by each of the parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed an original, but all such counterparts taken together shall constitute one and the same instrument. A signature to this Deposit Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

Section 7.2 Exclusive Benefit of Parties.
This Deposit Agreement is for the exclusive benefit of the parties hereto, and their respective successors hereunder, and shall not be deemed to give any legal or equitable right, remedy or claim to any other person whatsoever.

Section 7.3 Invalidity of Provisions.
In case any one or more of the provisions contained in this Deposit Agreement or in the Receipts should be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein or therein shall in no way be affected, prejudiced or disturbed thereby; provided, however, that if any such provision adversely affects the rights, duties, liabilities or obligations of the Depositary, the Depositary shall be entitled to resign immediately.

Section 7.4 Notices.
Any and all notices to be given to the Corporation hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Corporation at
Level One Bancorp, Inc.
32991 Hamilton Court
Farmington Hills, Michigan 48334
Attention: David C. Walker

or at any other address of which the Corporation shall have notified the Depositary in writing.
Any and all notices to be given to the Depositary hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if personally delivered or sent by mail, overnight delivery or by facsimile transmission or electronic mail, confirmed by letter, addressed to the Depositary at the Depositary’s Office at

Continental Stock Transfer & Trust Company
1 State Street 30th Floor, New York, NY 10004-1561
Attention: Isaac Kagan

or at any other address of which the Depositary shall have notified the Corporation in writing.
Except as otherwise provided herein, any and all notices to be given to any Record Holder of a Receipt hereunder or under the Receipts shall be in writing and shall be deemed to have been duly given if transmitted through the facilities of DTC in accordance with DTC’s procedures or personally delivered or sent by mail, overnight delivery or facsimile transmission confirmed by letter, addressed to such Record Holder at the address of such Record Holder as it appears on the books of the Depositary, or if such Holder shall have timely filed with the Depositary a written request that notices intended for such Holder be mailed to some other address, at the address designated in such request. Delivery of a notice sent by mail or by facsimile transmission as provided in the previous sentence shall be deemed to be effected at the time when a duly addressed letter containing the same (or a confirmation thereof in the case of a facsimile transmission) is deposited, postage prepaid, in a post office letter box or in the case of an overnight delivery service, when deposited with such service, delivery fees prepaid; provided, that the Depositary or the Corporation may, however, act upon any facsimile transmission received by it from the other or from any Holder of a Receipt, notwithstanding that such facsimile transmission shall not subsequently be confirmed by letter or as aforesaid.

Section 7.5 Depositary Agents.
The Depositary may from time to time appoint Depositary Agents to act in any respect for the Depositary for the purposes of this Deposit Agreement and may at any time appoint additional Depositary Agents and vary or terminate the appointment of such Depositary Agents. The Depositary will promptly notify the Corporation of any such action.

Section 7.6 Appointment of Registrar, Transfer Agent, Dividend Disbursing Agent and Redemption Agent in Respect of the Series B Preferred Stock.
Unless otherwise set forth on the Officer’s Certificate delivered pursuant to Section 2.2 hereof, the Corporation hereby appoints Continental as Registrar and Transfer agent in respect of the Series B Preferred Stock deposited with the Depositary hereunder, and Continental hereby accepts such appointments on the express terms and conditions set forth in this Deposit Agreement. With respect to the appointment of Continental as Registrar and Transfer Agent in respect of the Series B Preferred Stock, Continental, in performance of its duties acting as Registrar and Transfer Agent hereunder, shall be entitled to the same rights, indemnities, immunities and benefits as the Depositary hereunder as if explicitly named in each such provision.

Section 7.7 Governing Law.
This Deposit Agreement and the Receipts and all rights hereunder and thereunder and provisions hereof and thereof shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable conflicts of law principles.

Section 7.8 Inspection of Deposit Agreement.
Copies of this Deposit Agreement shall be filed with the Depositary and any Depositary Agents and shall be made available for inspection during business hours upon reasonable notice to the Depositary by any Holder of a Receipt.

Section 7.9 Headings.
The headings of articles and sections in this Deposit Agreement and in the form of the Receipt set forth in Exhibit A hereto have been inserted for convenience only and are not to be regarded as a part of this Deposit Agreement or the Receipts or to have any bearing upon the meaning or interpretation of any provision contained herein or in the Receipts.

Section 7.10 Confidentiality.
The Depositary and the Corporation agree that all books, records, information and data pertaining to the business of the other party, including, inter alia, personal, non-public Holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Deposit Agreement, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law or legal process.

Section 7.11 Holders of Receipts Are Parties.
The Holders of Receipts from time to time shall be parties to this Deposit Agreement and shall be bound by all of the terms and conditions hereof and of the Receipts and of the Officer’s Certificate by acceptance of delivery thereof to the same extent as though they had executed and delivered this Deposit Agreement.

IN WITNESS WHEREOF, the Corporation and the Depositary have duly executed this Deposit Agreement as of the day and year first above set forth.

LEVEL ONE BANCORP, INC.

By:	/s/ Patrick J. Fehring
Name:	Patrick J. Fehring
Title:	President and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Isaac Kagan
Name:	Isaac Kagan
Title:	Vice President

[Signature Page to Deposit Agreement]

EXHIBIT A
[FORM OF FACE OF RECEIPT]
THE DEPOSITARY SHARES REPRESENTED BY THIS CERTIFICATE ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
IF GLOBAL RECEIPT IS ISSUED: UNLESS THIS RECEIPT IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO LEVEL ONE BANCORP, INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY RECEIPT ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
TRANSFERS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL RECEIPT SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE DEPOSIT AGREEMENT REFERRED TO BELOW.
IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE REGISTRAR AND TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH REGISTRAR AND TRANSFER AGENT MAY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.
DEPOSITARY SHARES
DR – 1
DEPOSITARY RECEIPT FOR DEPOSITARY SHARES, EACH
REPRESENTING ONE ONE-HUNDREDTH OF ONE SHARE OF
7.50% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B,
OF
LEVEL ONE BANCORP, INC.
INCORPORATED UNDER THE LAWS OF THE STATE OF MICHIGAN
CUSIP 52730F 203
SEE REVERSE FOR CERTAIN DEFINITIONS

Continental Stock Transfer & Trust Company acting as Depositary (the “Depositary”), hereby certifies that CEDE & Co. is the registered owner of ONE MILLION (1,000,000) DEPOSITARY SHARES (“Depositary Shares”), each Depositary Share representing one one-hundredth of one share of 7.50% NonCumulative Perpetual Preferred Stock, Series B, no par value per share, with a liquidation preference of $2,500 per share, (the “Series B Preferred Stock”), of Level One Bancorp, Inc., a Michigan

corporation (the “Corporation”), on deposit with the Depositary, subject to the terms and entitled to the benefits of the Deposit Agreement, dated as of August 13, 2020 (the “Deposit Agreement”), between the Corporation and the Depositary. By accepting this Depositary Receipt, the holder hereof becomes a party to and agrees to be bound by all the terms and conditions of the Deposit Agreement. This Depositary Receipt shall not be valid or obligatory for any purpose or entitled to any benefits under the Deposit Agreement unless it shall have been executed by the Depositary by either the manual or facsimile signature of a duly authorized officer. To the extent a Registrar (other than the Depositary) is also appointed, such Registrar may countersign by either the manual or facsimile signature of a duly authorized officer thereof.
Dated:

Continental Stock Transfer & Trust Company, acting as Depositary

By: __________________________
Authorized Officer

[FORM OF REVERSE OF RECEIPT]
LEVEL ONE BANCORP, INC.
LEVEL ONE BANCORP, INC.WILL FURNISH WITHOUT CHARGE TO EACH RECEIPT HOLDER WHO SO REQUESTS A COPY OF THE DEPOSIT AGREEMENT AND A COPY OR SUMMARY OF THE CERTIFICATE OF DESIGNATION RELATING TO THE 7.50% NON-CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES B OF LEVEL ONE BANCORP, INC. ANY SUCH REQUEST IS TO BE ADDRESSED TO THE DEPOSITARY NAMED ON THE FACE OF THIS RECEIPT.
The Corporation will furnish without charge to each receipt holder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof of the Corporation, and the qualifications, limitations or restrictions of such preferences and/or rights. Such request may be made to the Corporation or to the Registrar.
EXPLANATION OF ABBREVIATIONS
The following abbreviations when used in the form of ownership on the face of this certificate shall be construed as though they were written out in full according to applicable laws or regulations. Abbreviations in addition to those appearing below may be used.

Abbreviation	Equivalent Phrase	Abbreviation	Equivalent Phrase
JT TEN	As joint tenants, with right of survivorship and not as tenants in common	TEN BY ENT	As tenants by the entireties
TEN IN COM	As tenants in common	UNIF GIFT MIN ACT	Uniform Gifts to Minors Act

Abbreviation	Equivalent Word	Abbreviation	Equivalent Word	Abbreviation	Equivalent Word
ADM	Administrator(s), Administratrix	EX	Executor(s), Executrix	PAR	Paragraph
AGMT	Agreement	FBO	For the benefit of	PL	Public Law
ART	Article	FDN	Foundation	TR	(As) trustee(s), for, of
CH	Chapter	GDN	Guardian(s)	U	Under
CUST	Custodian for	GDNSHP	Guardianship	UA	Under agreement
DEC	Declaration	MIN	Minor(s)	UW	Under will of, Of will of, Under last will & testament
EST	Estate, of Estate of

For value received, hereby sell(s), assign(s) and transfer(s) unto (INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE) (PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE) Depositary Shares represented by the within Receipt, and do(es) hereby irrevocably constitute and appoint                    Attorney to transfer the said Depositary Shares on the books of the within named Depositary with full power of substitution in the premises.
Dated:

Signature: __________________________

Signature: __________________________

NOTICE: The signature to the assignment must correspond with the name as written upon the face of this Receipt, in every particular, without alteration or enlargement, or any change whatsoever.
SIGNATURE GUARANTEED

NOTICE: If applicable, the signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations, and credit unions with membership in an approved signature guarantee medallion program), pursuant to Rule 17Ad-15 under the Securities Exchange Act of 1934.

EXHIBIT B
FORM OF OFFICER’S CERTIFICATE

I, [name] , [title] of Level One Bancorp, Inc., a Michigan corporation (the “Corporation”), hereby certify that pursuant to the terms of the Certificate of Designation filed with the Michigan Department of Licensing and Regulatory Affairs on August [11], 2020 (the “Certificate of Designation”), and pursuant to resolutions adopted at a meeting of the Board of Directors of the Corporation (the “Board”) on July 15, 2020, and resolutions adopted at a meeting of the Pricing Committee of the Board on August 10, 2020, the Corporation has established the 7.50% Non-Cumulative Perpetual Preferred Stock, Series B (the “Series B Preferred Stock”), no par value, with a liquidation preference of $2,500 per share, which the Corporation desires to deposit with the Depositary for the purposes of being subject to the terms and conditions of the Deposit Agreement, dated as August 13, 2020, by and between the Corporation, on the one hand, and Continental Stock Transfer & Trust Company, as Depositary, on the other hand (the “Deposit Agreement”). In connection therewith, the Board of Directors or a duly authorized committee thereof has authorized the terms and conditions with respect to the Series B Preferred Stock as described in the Certificate of Designation attached as Annex A hereto. Any terms of the Series B Preferred Stock that are not so described in the Certificate of Designation and any terms of the Receipts representing such Series B Preferred Stock that are not described in the Deposit Agreement are described below:
Aggregate Number of shares of Series B Preferred Stock issued on the day hereof: [10,000]

CUSIP Number for Receipt: 52730F 203

Denomination of Depositary Share per share of Series B Preferred Stock (if different than 1/100th of a share of Series B Preferred Stock):

Redemption Provisions (if different than as set forth in the Deposit Agreement):

Name of Global Receipt Depositary: [The Depository Trust Company.]

Name of Registrar with respect to the Receipts (if other than Continental Stock Transfer & Trust Company):

Name of Registrar, Transfer Agent and Redemption Agent with respect to the Series B Preferred Stock (if other than Continental Stock Transfer & Trust Company):

Name of Dividend Disbursing Agent with respect to the Series B Preferred Stock (if other than Continental Stock Transfer & Trust Company)

Special terms and conditions:

Closing date:

All capitalized terms used but not defined herein shall have such meaning as ascribed thereto in the Deposit Agreement.

Date: , 2020.

By:
Name:
Title:

ANNEX A

CERTIFICATE OF DESIGNATION

[See attached]